EXHIBIT 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

2023-A-001 $296,497.87	Fort Lauderdale, Florida Date: September 15, 2023

KINDCARD, INC.

1% CONVERTIBLE PROMISSORY NOTE DUE SEPTEMBER 15, 2024

FOR VALUE RECEIVED, KINDCARD, INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of RMR MANAGEMENT GROUP LLC (“Holder”), the principal amount of TWO HUNDRED NINETY SIX THOUSAND FOUR HUNDRED NINETY SEVEN DOLLARS and 87/100 CENTS ($296,497.87) on September 15, 2024 (“Maturity Date”) or earlier as hereinafter provided. Interest on the outstanding principal balance shall be paid at maturity at the rate of one percent (1%) per annum. Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed.

ARTICLE 1.

Events of Default and Acceleration

(a) Events of Default Defined. The entire unpaid principal amount of this Note, together with interest thereon shall forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i) if failure shall be made in the payment of the principal of this Note or in the payment of any installment of interest on this Note when and as the same shall become due and such failure shall continue for a period of five (5) days after such payment is due; or

(ii) if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or its directors or a majority of its stockholders shall vote to dissolve or liquidate the Company; or

(iii) if an involuntary petition shall be filed against the Company seeking relief against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be stayed or vacated or set aside within ninety (90) days from the filing thereof; or

(iv) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company or of all or any substantial part of the property of the Company, or approving a petition filed against the Company seeking a reorganization or arrangement of the Company under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be stayed or vacated or set aside within ninety (90) days from the date of the entry thereof.

(v) In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note at any time after (x) an Event of Default or (y) the Maturity Date at the conversion price then in-effect. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(b) Rights of the Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the Holder to bring an action against the Company.

ARTICLE 2.

Conversion

(a) (i) Conversion at Option of Holder.

(A) The Holder is entitled, at its option, to convert, and sell on the same day, at any time, until payment in full of this Note, all or any part of the principal amount of the Note, plus accrued interest, into shares of the Company’s common stock, par value $0.001 per share, at the price per share equal to $0.01 (the “Conversion Price”). The number of shares of Common Stock issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding amount of this Note to be converted by (y) the Conversion Price.

(B) The Holder shall effect conversions by delivering to the Company a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”). The date on which a Conversion Notice is delivered is the “Conversion Date.” Unless the Holder is converting the entire principal amount outstanding under this Note, the Holder is not required to physically surrender this Note to the Company in order to effect conversions. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

2

(ii) Certain Adjustments.

 (A) If the Company, at any time while this Note is outstanding, shall (a) subdivide outstanding shares of Common Stock into a larger number of shares, (b) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (c) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

 (B) Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Bid Price at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

 (C) The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

ARTICLE 3.

Miscellaneous

(a) Prepayments and Partial Payments. The Company may prepay this Note in whole or in part at anytime; provided, that any partial payment of principal shall be accompanied by payment of accrued interest to the date of prepayment. Any payment made to the holders of the Notes which is not a full payment of all principal and interest on all of the Notes shall be made pro rata to the holders of the Notes based on the respective principal amounts of the Notes.

(b) Transferability. This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Note the person shown as the owner on its books and records. The term “Holder” shall include the initial holder named on the first page of this Note and any subsequent holder of this Note.

 (c) Intentionally Left Blank.

3

(d) WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(e) Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(f) Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices, presently located at 1001 Yamato Road, #100, Boca Raton, Florida 33431, telecopier (___) - , attention of CEO, or to such other address or person as the Company may, from time to time, advise the holder of this Note, or to the holder of this Note at the address set forth on the Company’s records. Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

(g) Governing Law. This Note shall be governed by the laws of the State of Nevada applicable to agreements executed and to be performed wholly within such State. The Company hereby (i) consents to the non-exclusive jurisdiction of the United States District Court sitting in Fort Lauderdale, Florida in any action relating to or arising out of this Note, (ii) agrees that any process in any such action may be served upon it, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

(h) Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all reasonable legal fees and expenses incurred by the Holder with respect thereto, if the Holder is successful in enforcing such action.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

KINDCARD, INC.

By:	/s/ Michael Rosen
Name: Michael Rosen
Title: CEO and Director

4

EXHIBIT “A”

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $__________________ of the principal amount of Note No. _______ into Shares of Common Stock of KINDCARD, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Amount to be converted:	$
Conversion Price:	$
Number of shares of Common Stock to be issued:
Amount of Note Unconverted:	$

Please issue the shares of Common Stock in the following name and to the following address:
Issue to:

5